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Exhibit 10.20

BEYOND GENOMICS, INC.
40 Bear Hill Road
Waltham, MA 02451

March 2, 2003

Dr. Robert McBurney
20 Leslie Road
Newton, MA 02466

Dear Robert:

        On behalf of Beyond Genomics, I am delighted to offer you the position of Senior Vice President Research and Development and Chief Scientific Officer reporting to me. In consideration for all your services to be rendered to the Company, you will be paid at a semi monthly rate of $9,166.67 (which is equivalent to an annual rate of $220,000). You will also be eligible to receive an annual bonus opportunity of 30% of your base salary payable upon the achievement of company (50% of the bonus) milestones and individual (50% of the bonus) milestones.

        Should you be terminated without cause during the first twelve months of your employment you will be entitled to continue your base salary for an additional six month from your termination date. In addition, if terminated without cause during the first twelve months of your employment you will be entitled to have 25% of any stock options granted upon employment vest immediately.

        Upon hire you will also be granted an option to purchase 400,000 shares of common stock of Beyond Genomics at an exercise price to be determined by the Board of Directors. This option will vest 25% on the first anniversary of your start date and the remaining 75% quarterly over three years thereafter.

        This offer is valid through March 15, 2003 and we would like you to start work as soon as possible.

        You will be eligible to participate in the Company's benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company's benefit plans are available to you. In addition, you will be reimbursed for all reasonable out-of-pocket expenses incurred during the performance of your duties. in accordance with the Company's reimbursement policies as established or modified from time to time by the Company. You will

Dr. Robert McBurney
February 14, 2003
Page #2

also be eligible for three (3) weeks vacation and twelve (12) holidays (9 scheduled and 3 floating) as set forth by the Company.

        Nothing herein shall create any obligation on the part of the Company. or any other person, to continue your employment. Your employment with the Company is at will which means either the Company or you may terminate your employment relationship with the Company at any time and for any or no reason. with or without cause. and with or without notice. Beyond Genomics reserves the right to alter. supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

        As part of your employment with the company, you have and will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company's legitimate business interests, you agree, as a condition of your employment. to enter into an Employee Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement. These documents are enclosed for your review and execution by the first day of your employment.

        Please acknowledge acceptance of this employment offer by signing, dating, and indicating your start date below. Keep one copy for your files and return one executed copy to Nicole Schaeffer, Director, Human Resources, prior to the expiration date of this offer.

        Robert, we look forward to having you on the Beyond Genomics team and creating significant value with you.

Very truly yours,

Beyond Genomics, Inc.

By:	/s/ N. STEPHEN OBER N. Stephen Ober, MD, MBA President
Accepted and Agreed to:

/s/ R. N. MCBURNEY Dr. Robert McBurney

3/10/03 Start Date

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  Exhibit 10.20